SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into as of this 23rd day of September, 2008 (the “Execution Date”), by and among Paul Guez and Elizabeth Guez (collectively the “Guezes”), The Paul and Beth Guez Living Trust (the “Trust”), Blue Concept, LLC, a California limited liability company (“Blue Concept”), Taverniti Holdings, LLC, a California limited liability company (“Taverniti Holdings”), Yanuk Jeans, LLC, a California limited liability company (“Yanuk Jeans” and together with the Guezes, the Trust, Blue Concept and Taverniti Holdings, the “Guez Parties”), and Blue Holdings, Inc., a Nevada corporation (together with any and all of its subsidiaries as appropriate, the “Company”).

RECITALS

A. Paul Guez serves as the Chairman of the Company’s Board of Directors (the “Board”).

B. From time to time Paul Guez and Elizabeth Guez made advances to the Company to support its working capital needs. These advances were non-interest bearing and unsecured, with no formal terms of repayment. On July 1, 2006, the Company converted these advances to a line of credit in an agreement with Paul Guez which allows the Company to borrow from him up to a maximum of $3,000,000 at an interest rate of 6% per annum (the “Revolving Line”). The Company may repay the advances in full or in part at any time until the Revolving Line expires and repayment is required on December 31, 2008.

C. Pursuant to that certain Common Stock Purchase Agreement dated March 5, 2008, between the Company and Paul Guez (the “Purchase Agreement”), Paul Guez cancelled $1,400,000 of indebtedness under the Revolving Line in consideration of the Company’s issuance of 1,750,000 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to Paul Guez and Elizabeth Guez.

D. Paul Guez has informed the Company of his claims for sums he believes are due and owing to him pursuant to advances made to and payments made on behalf of the Company separate from the Revolving Line. The Company’s books and records reflect additional sums owed by Paul Guez to the Company. The Board has performed an investigation of these claims.

E. Based on the foregoing, the parties desire to enter into a final and binding settlement with respect to all claims pursuant to which (i) the Company and Paul Guez will rescind the transactions under the Purchase Agreement, (ii) Paul Guez will cancel all amounts owed under the Revolving Line and the Company will issue a new note for certain amounts thereunder and (iii) Paul Guez and Elizabeth Guez will indemnify the Company for claims arising in connection with units of product shipped to the Company by Seven Licensing Co. LLC.

F. As a material inducement to the Company’s execution of this Agreement, the parties further desire (with certain exceptions) to mutually release each other from claims existing as of the date of this Agreement on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. Definitions.

1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person where control (including with correlative meaning, controlled by and under common control with) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, or by written contract, including, without limitation, any general partner, officer, director or manager of such Person.

1.2 “Person” means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

2. Rescission of Purchase Agreement; Rescission of Rent Waiver.

2.1 Effective as of March 5, 2008:

2.1.1 The Parties hereby rescind and unwind the transactions consummated under the Purchase Agreement such that Paul Guez and Elizabeth Guez hereby transfer and assign to the Company all right, title and interest in and to the Conversion Shares, and relinquish all claims to ownership of the Conversion Shares and any and all rights therein, and the Company hereby transfers and assigns to Paul Guez all right, title and interest in and to the consideration paid by Paul Guez for the Conversion Shares consisting of indebtedness under the Revolving Line in the amount of $1,400,000, and such indebtedness is hereby reinstated under the Revolving Line; and

2.1.2 The Purchase Agreement and the transactions consummated thereunder shall be deemed null and void and of no further force and effect.

2.2 The foregoing rescission shall be effective so as to allow the Federal income tax doctrine of rescission to be applied thereto, and, each party acknowledges and agrees that it has been returned to its situation existing immediately prior to the consummation of the transactions contemplated by the Purchase Agreement.

3. Settlement of Outstanding Indebtedness.

3.1 The parties hereby agree and acknowledge that as of the Execution Date the Company’s total indebtedness to the Guez Parties and their Affiliates, other than the 2008 Amounts (defined below), consists of $1,618,093.15. For purposes hereof, the “2008 Amounts” means $72,000 due to Paul and Elizabeth Guez for fiscal 2008 rental expense in connection with commercial space located at 1042 Princeton Drive, Marina Del Rey, CA 90292, and $197,005 due to Taverniti Holdings for fiscal 2008 royalties under the Taverniti So Jeans License Agreement executed May 1, 2004, between Taverniti Holdings and Taverniti So Jeans, LLC, a wholly-owned subsidiary of the Company.

3.2 The parties hereby further agree and acknowledge that as of the Execution Date Paul Guez, Elizabeth Guez and each of their Affiliates are not indebted to the Company.

3.3 Effective as of the Execution Date, the $1,400,000 balance under the Revolving Line shall be terminated and cancelled (with the same effect as if the Company had repaid such balance), and the parties agree and acknowledge that the outstanding balance on the Revolving Line shall be $0.

3.4 On the Execution Date, the Company shall issue to Paul Guez, in full satisfaction of all amounts owed to Paul Guez, Elizabeth Guez and their Affiliates as of the Execution Date, a new 8% Senior Convertible Note substantially in the form attached hereto as Exhibit A (the “Note”), in the principal amount of $1,618,093.15 bearing interest at the rate of 8% per annum. The Note shall be unsecured and shall be subordinated in payment to indebtedness held by FTC Commercial Corp. and Gemini Master Fund, Ltd.

4. Indemnification. The Guezes hereby agree to indemnify and hold the Company and/or its Affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) based upon or in connection with any action or claim by Seven Licensing Co. LLC arising out of or in connection with units of product shipped from Seven Licensing Co. LLC to the Company and/or the Company’s Affiliates as of the Execution Date. The Company shall solely conduct the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that no settlement or compromise affecting the financial obligations of the Guezes shall be entered into or agreed to without their prior approval (such approval not to be unreasonably withheld).

5. Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by any party hereto that it acted wrongfully with respect to any other party hereto, or any other person or entity.

6. Mutual Release.

6.1 Release by the Guez Parties. As a material inducement for the Company to enter into this Agreement, and as partial consideration for the Company’s obligations hereunder, each of the Guez Parties, individually and for and on behalf of each of their Affiliates (collectively the “Guez Releasing Parties”), knowingly and voluntarily waive and release all rights and claims, known and unknown, which the Guez Releasing Parties may have against the Company, and/or any of the Company’s related or affiliated entities or successors, or any of their current or former parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns (the “Company Releasees”), including without limitation, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind arising out of, resulting from or in any manner relating to the Guez Releasing Parties’ relationship with the Company up to the date of this Agreement or the parties’ entry into this Agreement. The Guezes general release under this Agreement includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, or any other claims relating to the Guez Releasing Parties’ relationship with the Company. The Guez Releasing Parties are not releasing any claims (a) based on acts or events occurring after the signing of this Agreement, (b) to indemnification as a director or officer under or pursuant to the Company’s Articles of Incorporation or Bylaws, (c) to any rights to Directors’ and Officers’ insurance coverage, and (d) related to the 2008 Amounts. The matters that are the subject of the releases referred to in this Section 6.1 are referred to herein as the “Guez Released Matters.”

6.2 Release by the Company. As a material inducement for the Guezes to enter into this Agreement, and as partial consideration for the Guezes’ obligations hereunder, the Company, for and on behalf of itself and each of its Affiliates (collectively the “Company Releasing Parties” and together with the Guez Releasing Parties, the “Releasing Parties”), knowingly and voluntarily waives and release all rights and claims, known and unknown, which the Company Releasing Parties may have against the Guez Releasing Parties, and/or any of their predecessors, successors or assigns (the “Guez Releasees” and together with the Company Releasees, the “Releasees”), including without limitation, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind arising out of, resulting from or in any manner relating to the Guez Releasing Parties’ relationship with the Company up to the date of this Agreement or the parties’ entry into this Agreement. The Company Releasing Parties’ release under this Agreement includes, but is not limited to, claims for violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, defamation, libel, or any other claims relating to the Guez Releasing Parties’ relationship with the Company. The Company Releasing Parties are not releasing any claims based on acts or events occurring after the signing of this Agreement. The matters that are the subject of the releases referred to in this Section 6.2 are referred to herein as the “Company Released Matters.” The Guez Released Matters and the Company Released Matters are hereinafter collectively referred to as the “Released Matters.”

6.3 Unknown Claims. The parties acknowledge that there is a risk that subsequent to the execution of this Agreement, the Releasing Parties will incur or suffer damage, loss or injury to persons or property that is unknown or unanticipated at the time of the execution of this Agreement. The Releasing Parties hereby specifically assume such risk and agree that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated claims, as well as those currently known or anticipated. Accordingly, the Releasing Parties acknowledge that they have read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Releasing Parties expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which the Releasing Parties do not know or suspect to exist in their favor against the Releasees with respect to the Released Matters, and that this Agreement contemplates the extinguishment of any such claim or claims.

6.4 Assumption of Risk; Investigation of Facts. The Releasing Parties hereby expressly assume the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist, and it is the Releasing Parties’ express intention to forever settle, adjust and compromise any and all disputes between and among the Releasing Parties and the Releasees with respect to the Released Matters, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto. In making and executing this Agreement, each Releasing Party jointly and severally represents and warrants, individually and on behalf of its Affiliates, that such parties have made such investigation of the facts and the law pertaining to the matters described in this Agreement as they deem necessary, and have not relied upon any statement or representation, oral or written, made by the Releasees with respect to any of the facts involved in any dispute or possible dispute between the parties hereto, or with respect to any of their rights or asserted rights, or with respect to the advisability of making and executing this Agreement.

6.5 Ownership of Claims. Each Releasing Party jointly and severally represents and warrants, individually and on behalf of its Affiliates, that such parties have not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the Released Matters, as applicable.

6.6 No Representations. Each party represents and agrees that no promises, statements or inducements have been made to such party that caused such party to sign this Agreement other than those expressly stated in this Agreement.

7. Covenant Not to Sue.

7.1 Each party agrees, individually and on behalf of its Affiliates, that they will not file or cause to be filed a lawsuit, administrative complaint or charge of any kind with any court, governmental or administrative agency or arbitrator against the other parties hereto, or any of their Affiliates, predecessors, successors or assigns, asserting any claims that are released in this Agreement.

7.2 Each party hereto jointly and severally represents and warrants, individually and on behalf of its Affiliates, that before signing this Agreement they have not filed or pursued, or caused to be filed or pursued, any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the other parties hereto or any of their Affiliates, predecessors, successors or assigns, asserting any claims that are released in this Agreement.

8. Goodwill and Reputation of the Company and the Guezes. Each of the parties hereto further agrees not to take actions or make statements, written or oral, that disparage or defame the goodwill or reputation of any other party hereto, or any of their respective parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors, assigns, heirs, executors or administrators.

9. Attorney’s Fees. The losing party shall be liable to the prevailing party for its reasonable costs and attorney’s fees, including the costs of the arbitrator in any arbitration, incurred in any action to enforce this Agreement.

10. Independent Counsel; Interpretation. EACH OF THE GUEZ PARTIES HEREBY EXPRESSLY REPRESENTS, ACKNOWLEDGES AND CONFIRMS, JOINTLY AND SEVERALLY, THAT STUBBS ALDERTON & MARKILES, LLP IS NOT REPRESENTING THE GUEZ PARTIES OR ANY OF THEIR AFFILIATES (OTHER THAN THE COMPANY), THAT HE/SHE/IT HAS BEEN ADVISED TO SEEK AND OBTAIN LEGAL ADVICE FROM INDEPENDENT COUNSEL REPRESENTING HIS/HER/ITS INTERESTS WITH RESPECT TO THIS AGREEMENT, THAT HE/SHE/IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH SUCH COUNSEL, THAT HE/SHE/IT HAS AVAILED HIMSELF/HERSELF/ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT HE/SHE/IT HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT IN ITS ENTIRETY, THAT HE/SHE/IT IS FULLY AWARE OF THE CONTENTS HEREOF AND THE MEANING, INTENT AND LEGAL EFFECT OF THIS AGREEMENT, AND THAT HE/SHE/IT HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. SPECIFICALLY, BY SIGNING THIS AGREEMENT, EACH GUEZ PARTY UNDERSTAND, AND HEREBY JOINTLY AND SEVERALLY ACKNOWLEDGES AND CONFIRMS, THAT HE/SHE/IT MAY BE GIVING UP SIGNIFICANT LEGAL RIGHTS. SHOULD ANY PROVISION OF THIS AGREEMENT REQUIRE JUDICIAL INTERPRETATION, IT IS AGREED THAT A COURT INTERPRETING OR CONSTRUING THE SAME SHALL NOT APPLY A PRESUMPTION THAT THE TERMS HEREOF SHALL BE MORE STRICTLY CONSTRUED AGAINST ANY PARTY BY REASON OF THE RULE OF CONSTRUCTION THAT A DOCUMENT IS TO BE CONSTRUED MORE STRICTLY AGAINST THE PARTY WHO ITSELF OR THROUGH ITS AGENT PREPARED THE SAME, IT BEING AGREED THAT ALL PARTIES HERETO HAVE PARTICIPATED IN THE PREPARATION OF THIS AGREEMENT.

11. Notices. Any notice required to be given or delivered by one party to the other hereunder shall be in writing and addressed as specified below or at such other addresses as shall be specified by the parties by like notice. All notices shall be deemed effectively given (a) upon personal delivery, (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested), (c) two (2) business day after its deposit with any return receipt express courier (prepaid), or (d) one (1) business day after transmission by facsimile or electronic mail.

If to the Company:	If to the Guez Parties:

Blue Holdings, Inc.	Paul and Elizabeth Guez
4901 Zambrano Street	972 Palisades Beach Road
Commerce, CA 90040	Santa Monica, CA 90403
Fax: 323-726-6857	Fax: 310-458-0224
e-mail: glenn.palmer@blueholdings.com	e-mail: paulguez@blueholdings.com

With a copy to:
(which shall not constitute notice)

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attn: Gregory Akselrud, Esq.
Fax: 818-444-6303
e-mail: gakselrud@biztechlaw.com

12. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of its obligations specified herein or reasonably implied from the terms hereof.

13. Successors, Third Party Beneficiaries.

13.1 This Agreement is personal to the Guezes and, without the prior written consent of the Company, is not assignable by the Guezes. This Agreement will inure to the benefit of and be enforceable by the Guezes’ legal representatives (including any duly appointed guardian) acting in their capacities as such pursuant to applicable law.

13.2 This Agreement will inure to the benefit of and be binding on the Company and its successors and assigns. The Company will be entitled to assign all of its obligations hereunder to any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company; provided, however, that the Company will remain liable for the full, timely performance of all the obligations so assigned as if such assignment had not been made.

13.3 Except as otherwise expressly provided in this Agreement, this Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person or entity not a party hereto any rights or remedies hereunder.

14. Execution In Counterparts. This Agreement may be executed in two (2) or more counterparts (including via facsimile or portable document format signatures), all of which taken together shall constitute one agreement.

15. Severability and Governing Law.

15.1 Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions, or any sections, subsections, paragraph or subparagraphs, shall be valid, and the illegal or invalid part, term or provision, or section, subsection, paragraph or subparagraph, shall be deemed not to be a part of this Agreement.

15.2 This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California, without regard to conflict of law principles thereof.

16. Proper Construction.

16.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

16.2 As used in this Agreement, singular or plural number shall be deemed to include the other, the term “it” shall be deemed to include the terms “he” and “she” and the term “or” shall be deemed to include the term “and/or” whenever the context so indicates or requires.

16.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

17. Entire Agreement. This Agreement is the entire agreement between the Guezes and the Company, and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Mutual Release as of the date first above written.

BLUE HOLDINGS, INC.

By:	/s/ Glenn S. Palmer	/s/ Paul Guez
	Glenn S. Palmer	Paul Guez
Chief Executive Officer

/s/ Elizabeth Guez
Elizabeth Guez

THE PAUL AND BETH GUEZ
LIVING TRUST

By:	/s/ Paul Guez
Paul Guez, Trustee

By:	/s/ Elizabeth Guez
Elizabeth Guez, Trustee

BLUE CONCEPT, LLC

By:	/s/ Paul Guez
Paul Guez, Manager

TAVERNITI HOLDINGS, LLC

By:	/s/ Paul Guez
Paul Guez, Manager

YANUK JEANS, LLC

By:	/s/ Paul Guez
Paul Guez, Manager

EXHIBIT A

8% SENIOR CONVERTIBLE NOTE